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                                                       EXHIBIT 11



AMERICAN GAMING & ENTERTAINMENT, LTD.
COMPUTATION OF EARNINGS (LOSS) PER SHARE
PRIMARY AND FULLY-DILUTED


                           Three Months Ended           Six Months Ended
                                  June 30,                    June 30,
                               1997        1996           1997        1996
                               ____        ____           ____        ____


Weighted average number
 of shares for computation   12,532,102   12,532,102   12,532,102   12,532,102
                             ==========   ==========   ==========   ============

Net loss                    $(2,055,000) $(8,628,000) $(5,717,000) $(10,725,000)

Dividends and accretion
on preferred stock              467,000      467,000      933,000      875,000
                             ___________ ___________  ____________ _____________
Net loss for common
stockholders                $(2,522,000) $(9,095,000) $(7,117,000) $(12,067,000)
                            ============ ============ ============ =============
Net loss per common
share                            $(0.20)      $(0.73)      $(0.57)      $(0.96)
                                 =======      =======      =======      =======


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